EXHIBIT 21.1
Subsidiaries of F&G Annuities & Life, Inc.1

Subsidiary	Jurisdiction

CF Bermuda Holdings Limited	Bermuda
F&G Cayman Re Ltd.	Cayman Islands
FGL US Holdings Inc.	Delaware
Fidelity & Guaranty Life Holdings, Inc.	Delaware
Peak Altitude Equity, LLC	Delaware
Freedom Equity Group, L.L.C.	Delaware
Origin8cares Holding Company, Inc.	Delaware
Syncis Holdings, LLC	Delaware
DCMT Worldwide, LLC	Delaware
Fidelity & Guaranty Life Business Services, Inc.	Delaware
Fidelity & Guaranty Life Insurance Company	Iowa
Fidelity & Guaranty Life Assignment, LLC	Maryland
Fidelity & Guaranty Life Insurance Agency, Inc.	Maryland
F&G Life Re Ltd	Bermuda
Fidelity & Guaranty Life of New York	New York
Fidelity & Guaranty Life Mortgage Trust 2018-1	Delaware
Fidelity & Guaranty Life Brokerage, Inc.	Maryland
Fidelity & Guaranty Securities, LLC	Delaware
Specialty Lending Company LLC	Delaware
Raven Reinsurance Company	Vermont
Corbeau Re, Inc.	Vermont

1 - The listed subsidiaries are as of December 31, 2023 and do not include Roar Joint Venture, LLC, which was acquired after such date.